Exhibit 23.2

APlusA Bell Falla LLC

383 Main Avenue

Norwalk, CT  06851

Phone: 203-855-7860  Fax: 203-299-0194

January 29, 2017

Corium International, Inc.

235 Constitution Drive

Menlo Park, CA 94025

Ladies and Gentlemen:

Corium International, Inc. (the “Company”) has requested that AplusA Bell Falla LLC (“AABF”) execute this letter in connection with certain proposed disclosure that will be incorporated into the Company’s public filings with the U.S. Securities and Exchange Commission, including, without limitation, the registration statements on Form S-3 that were filed with the U.S. Securities and Exchange Commission on May 8, 2015 and December 30, 2015 (collectively, the “Filings”). In response to such request, please be advised as follows:

1. AABF consents to the use by the Company of AABF’s name in portions of the Filings.

2. AABF consents to the use by the Company of the research data substantially in the form furnished hereto as Exhibit A, which will be included as part of the Filings. In granting such consent, AABF represents that, to its knowledge, the statements made in such research data are accurate and fairly present the matters referred to therein.

Very truly yours,

AplusA Bell Falla LLC

/s/ Jason Hackerman

Jason Hackerman

Chief Financial Officer

APlusA Bell Falla LLC

383 Main Avenue

Norwalk, CT  06851

Phone: 203-855-7860  Fax: 203-299-0194

Exhibit A

In a survey conducted by AplusA Bell Falla LLC of 310 U.S. physicians, comprised of 75 neurologists and 235 primary care providers, or PCPs, approximately 72% of physicians indicated that they would definitely or probably prescribe Corplex Donepezil for their Alzheimer’s patients, under the assumption that Corplex Donepezil would provide no improvement in GI side effects and would have a monthly out of pocket, or OOP, cost to the patient of $40.  This research showed that the interest in prescribing Corplex Donepezil increased with the severity of disease across all physician types.  Physicians, particularly PCPs, also indicated that monthly OOP costs is an important factor in treatment decisions.  Interest in prescribing Corplex Memantine was similar, with approximately 62% of physicians indicating that they would definitely or probably prescribe this product for their Alzheimer’s patients.